Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

JAKKS Pacific, Inc.

Santa Monica, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 18, 2019, relating to the consolidated financial statements, the effectiveness of JAKKS Pacific, Inc.’s (“Company”) internal control over financial reporting and financial statement schedule of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Our report contains an explanatory paragraph regarding the Company’s change in accounting method related to revenue.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO USA, LLP

Los Angeles, California

October 8, 2019